Exhibit 21

Subsidiaries  Of  The  Registrant

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
MutualFirst Financial, Inc.	MutualBank	100%	Indiana
	MFBC Statutory Trust I	100%	Delaware
	MutualFirst Risk Management, Inc.	100%	Nevada
	Mutual Risk Advisors, Inc.	100%	Indiana
	Universal Preferred Trust	100%	Delaware

MutualBank	Mutual Federal Investment Company	100%	Nevada
	Mishawaka Financial Services, Inc.	100%	Indiana
	Summit Service Corp	100%	Indiana

Mutual Federal Investment Company	Mutual Federal REIT, Inc.	100%	Maryland

Summit Service Corp	Summit Mortgage, Inc.	100%	Indiana